United States securities and exchange commission logo





                     May 31, 2022

       Michael J. Alkire
       President and Chief Executive Officer
       Premier, Inc.
       13034 Ballantyne Corporate Place
       Charlotte, NC 28277

                                                        Re: Premier, Inc.
                                                            File No. 001-36092
                                                            Form 10-K for the
Year Ended June 30, 2021
                                                            Filed August 17,
2021

       Dear Mr. Alkire:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services